Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D and any amendments thereto with respect to the common stock of Scott’s Liquid Gold-Inc. and agree that this Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of November 14, 2018.

SUMMERS VALUE FUND LP

By: Summers Value Partners GP LLC,
Its General Partner

By:	/s/ Andrew Summers
Name: Andrew Summers
Its: Managing Member

SUMMERS VALUE PARTNERS GP LLC

By:	/s/ Andrew Summers
Name: Andrew Summers
Its: Managing Member

SUMMERS VALUE PARTNERS LLC

By:	/s/ Andrew Summers
Name: Andrew Summers
Its: Managing Member

/s/ Andrew Summers
Andrew Summers